Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

Jones Soda Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c)	11,210,000	$0.4201(2)	$4,709,321	0.00014760	$695.10
Equity	Common Stock, no par value	Rule 457(c)	5,945,400 (3)	$0.4201(2)	$2,497,662	0.00014760	$368.65

Total Offering Amounts							$1,063.76
Total Fees Previously Paid							—
Total Fee Offsets (4)							—
Net Fee Due							$1,063.76

(1)

The shares of our common stock being registered hereunder are being registered for sale by the selling shareholders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the last sale price as reported on the OTCQB Venture Marketplace on August 20, 2024.

(3)	Represents shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock offered by the selling shareholders.

(4)	The Registrant does not have any fee offsets.